Exhibit 99.1

Allscripts Healthcare Solutions Contacts:
Bill Davis	Dan Michelson
Chief Financial Officer	Vice President of Marketing
847-680-3515, Ext. 282	847-680-3515, Ext. 4330
bill.davis@allscripts.com	dan.michelson@allscripts.com

FOR IMMEDIATE RELEASE

Allscripts Reports First Quarter 2004 Results

Company Posts Continued Profitability, Record Cash Flow from Operations

CHICAGO, IL – May 5, 2004 – Allscripts Healthcare Solutions, Inc. (NASDAQ: MDRX), the leading provider of clinical software, connectivity and information solutions for physicians, announced its results for the three months ended March 31, 2004.

Total revenue for the three months ended March 31, 2004 was $23.2 million, compared to $20.0 million for the same period in 2003. Revenue from software and information services for the three months ended March 31, 2004 was $12.0 million, increasing by 51% over the comparable period last year. Revenue from software and information services represented approximately 52% of total revenue for the first quarter of 2004.

Gross margin as a percentage of revenue was 39.5% for the three months ended March 31, 2004, compared to 30.9% in the same period of 2003. Gross margin as a percentage of revenue from software and information services was 56.1% for the three months ended March 31, 2004, compared to 44.5% over the comparable period last year.

Net income for the three months ended March 31, 2004 of $0.3 million, or $0.01 per share, compares to a net loss of $2.1 million, or $0.05 loss per share, for the same period last year.

At March 31, 2004 the Company had cash and marketable securities of $53.3 million compared to $51.3 million at December 31, 2003.

“Allscripts delivered another successful quarter for our investors with continued profitability and record cash flow from operations,” commented Glen Tullman, Chief Executive Officer of Allscripts Healthcare Solutions. “The interest in the physician-focused solutions we provide has never been stronger, and our Company is better positioned than ever to capitalize upon these trends.”

Allscripts Healthcare Solutions will conduct a conference call on Wednesday, May 5, 2004 at 4:30 PM eastern time. The conference call can be accessed by dialing 1-800-374-0526, or via the Internet at www.allscripts.com. A recording of the conference call will be available for review through May 21, 2004 at www.allscripts.com or by calling 1-800-642-1687, ID # 6901404.

About Allscripts Healthcare Solutions

Allscripts Healthcare Solutions (AHS) is the leading provider of clinical software, connectivity and information solutions for physicians. The Company’s TouchWorks™ software is an Electronic Medical Record (EMR) that enhances physician productivity by automating the most common physician activities including prescribing, dictating, capturing charges, ordering labs and viewing results, providing patient education, and documenting clinical encounters. TouchWorks is available on the latest Tablet PCs, wireless handheld devices, desktop workstations and over the Internet. AHS also offers electronic document imaging and scanning solutions through its Advanced Imaging Concepts subsidiary. Additionally, AHS provides healthcare product education and market research programs for physicians through its Physicians Interactive™ unit and medication fulfillment services through its Allscripts Direct™ unit. Visit AHS on the Web at www.allscripts.com.

Strategic partners include IDX Systems (Nasdaq: IDXC); IMS Health (NYSE: RX); Microsoft; Hewlett-Packard; and Medco Health.

This announcement may contain forward-looking statements about Allscripts Healthcare Solutions that involve risks and uncertainties. These statements are developed by combining currently available information with Allscripts’ beliefs and assumptions. Forward-looking statements do not guarantee future performance. Because Allscripts cannot predict all of the risks and uncertainties that may affect it, or control the ones it does predict, Allscripts’ actual results may be materially different from the results expressed in its forward-looking statements. For a more complete discussion of the risks, uncertainties and assumptions that may affect Allscripts see the Company’s 2003 Annual Report on Form 10-K, available through the Web site maintained by the Securities and Exchange Commission at www.sec.gov.

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Allscripts Healthcare Solutions, Inc.

Condensed Consolidated Balance Sheets

(amounts in thousands)

(Unaudited)

	March 31, 2004	December 31, 2003
Assets

Current assets:
Cash and cash equivalents	$12,004	$13,336
Marketable securities	4,300	3,435
Accounts receivable, net	17,255	18,219
Other receivables	229	237
Inventories	2,790	3,249
Prepaid expenses and other current assets	2,836	3,863

Total current assets	39,414	42,339

Long-term marketable securities	36,953	34,538
Fixed assets, net	2,117	2,237
Intangible assets, net	25,935	26,359
Other assets	5,874	4,919

Total assets	$110,293	$110,392

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$14,920	$13,988
Deferred revenue	10,353	10,959

Total current liabilities	25,273	24,947

Other liabilities	268	2,055

Total liabilities	25,541	27,002

Stockholders’ equity	84,752	83,390

Total liabilities and stockholders’ equity	$110,293	$110,392

Allscripts Healthcare Solutions, Inc.

Condensed Consolidated Statements of Operations

(amounts in thousands, except per-share amounts)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Revenue:
Prepackaged medications	$11,184	$12,118
Software and related services	8,895	5,796
Information services	3,076	2,116

Total revenue	23,155	20,030

Cost of revenue	14,009	13,842

Gross profit	9,146	6,188

Operating expenses:
Selling, general and administrative expenses	8,760	8,552
Amortization of intangibles	429	134

Loss from operations	(43)	(2,498)

Interest and other income, net	310	392

Income (loss) before income taxes	267	(2,106)

Income taxes	—	—

Net income (loss)	$267	($2,106)

Net income (loss) per share - basic and diluted	$0.01	($0.05)

Weighted average shares of common stock outstanding used in computing basic net income (loss) per share	39,169	38,440

Weighted average shares of common stock outstanding used in computing diluted net income (loss) per share	41,869	38,440